Exhibit 10.4

FORM OF RESTRICTED STOCK AWARD AGREEMENT

FIVE STAR BANCORP

[_______], 2022

This Restricted Stock Award Agreement (the “Agreement”) is entered into between Five Star Bancorp, a California corporation (the “Company”), and the individual participant specified in the table below (the “Participant”).

Participant	[NAME]
Grant Date
Total Number of Restricted Shares
Share Price	$[___] per share (determined as of [DATE])
Vesting Terms

Check one:

☐    Cliff Vesting with a Vesting Date of [DATE] pursuant to Section 3(a)(i).

☐    Incremental Vesting over a Restriction Period pursuant to Section 3(a)(ii), with substantially equal installments Vesting (as defined below) on each of the following dates (each a “Vesting Date”):

[DATE(S)]

WHEREAS, the Company desires to provide the Participant an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to grant to the Participant a Restricted Stock Award, pursuant to the Five Star Bancorp 2021 Equity Incentive Plan (the “Plan”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereto agree as follows:

1.             Award. The Company hereby awards the Participant a Restricted Stock Award for the number of shares of Common Stock reflected in the table above (each a “Restricted Share” and collectively the “Restricted Shares”), subject to the terms and conditions set forth herein and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the Plan. The Restricted Shares will be issued to the Participant following the date of this Agreement.

2.             Restrictions on Sale or Other Transfer.

(a)            Each Restricted Share awarded to the Participant pursuant to this Agreement shall be subject to forfeiture and may not be sold, transferred, assigned or pledged or otherwise be the subject of any disposition during the Restriction Period (as defined below). Notwithstanding anything to the contrary contained in this Section 2(a), the transfer of any or all of the Restricted Shares to the Participant’s Immediate Family (as defined below) or to a trust for the direct or indirect benefit of the Participant’s Immediate Family shall be exempt from the provisions of this Section 2(a); provided that any such transfer shall not involve a disposition for value and further provided that such transferee or other recipient acknowledges and agrees in writing that such transferee or other recipient will hold the Restricted Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Restricted Shares except in accordance with the terms of this Section 2(a). “Immediate Family” as used herein shall mean the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, or sibling, and shall include adoptive relationships.

(b)            Each Restricted Share shall be held physically or in book entry form with the Company’s transfer agent until the restrictions set forth above with respect to such Restricted Share have lapsed in accordance with the provisions of Section 3 or until such Restricted Share is forfeited pursuant to Section 3. Restricted Shares shall be delivered to the Participant only when and to the extent that the restrictions set forth in Section 3 with respect to such Restricted Shares have lapsed. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been purportedly sold or otherwise transferred in violation of any of the provisions of this Agreement (a “Disallowed Transfer”) or (ii) to treat any person to whom Restricted Shares have been purportedly sold or transferred by means of a Disallowed Transfer (a “Disallowed Transferee”) as owner of such Restricted Shares, accord a Disallowed Transferee the right to vote, or pay dividends to a Disallowed Transferee.

3.              Restriction Period. The Restricted Shares shall become vested, and the restrictions applicable to the Restricted Shares shall lapse (such period, the “Restriction Period”) as follows:

(a)           The Restricted Shares shall become nonforfeitable (“Vest”) as follows:

(i)             If designated as Cliff Vesting shares on the table appearing on the first page of this Agreement, the Restricted Shares shall Vest on the Vesting Date specified on such table, provided that the Participant remains in Continuous Service through such Vesting Date; or

(ii)            If designated as Incremental Vesting shares on the table appearing on the first page of this Agreement, the Restricted Shares shall Vest in substantially equal installments on each of the Vesting Dates on the table appearing on the first page of this Agreement, provided that the Participant remains in Continuous Service through each Vesting Date.

Except as provided in Section 3(b) below, any Restricted Shares that have not Vested pursuant to Section 3(a)(i) or (ii) above, will be forfeited if the Participant ceases to remain in Continuous Service prior to the applicable Vesting Date. For purposes of this Agreement, “Continuous Service” means that the Participant’s service with the Company or any Affiliate, whether as an employee, Director or Consultant, is not interrupted or terminated during the relevant period (generally from the Grant Date until the applicable Vesting Date). Whether the Participant’s service with the Company or any Affiliate has been interrupted or terminated shall be determined according to the records of the Company, subject to applicable law; provided that the Participant’s service shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased Continuous Service, solely by reason of (i) the transfer of the Participant’s service among the Company and any of its Affiliates, (ii) an employed Participant’s leave of absence pursuant to the Family and Medical Leave Act or similar law, or (iii) the Participant’s absence or leave, which has been approved by the Board of Directors of the Company (the “Board”) or a duly authorized officer of the Company or any of its Affiliates.

(b)            Notwithstanding Section 3(a) above, all of the Restricted Shares shall Vest

(i)             if the Participant’s Continuous Service is terminated as a result of the Participant’s death or Disability prior to any Vesting Date, all of the Restricted Shares shall become fully Vested immediately as of the Participant’s last day of employment (or other service relationship); or

(ii)            if at any time before a Vesting Date, and a Change in Control occurs while the Participant remains in Continuous Service, then

(1)            if the Restricted Shares are not assumed as set forth in Section 13(b) of the Plan, all of the Restricted Shares shall become fully Vested immediately as of the Change in Control; or

(2)            if the Restricted Shares are assumed in connection with the Change in Control and the Participant experiences a termination of Continuous Service with the successor of the Company or an Affiliate (the “Successor”) by reason of a termination by the Successor without Cause or by the Participant for Good Reason, in each case within a period of twelve (12) months after the Change in Control, any assumed Restricted Shares that have not fully Vested shall become fully Vested immediately as of the date of termination.

(c)            For purposes of this Section 3 the following terms shall have the following meanings:

(i)            “Cause” shall mean any of the following: (A) the Participant’s willful failure to perform the Participant’s material duties (other than any such failure resulting from incapacity due to physical or mental illness); (B) the Participant’s engagement in dishonesty, illegal conduct or misconduct, which, in each case, is materially injurious to the financial interests or reputation of the Company or its Affiliates or is reasonably determined by the Company or an Affiliate to pose a substantial risk of such material injury; (C) the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment (or other service relationship) with the Company or any Affiliate; (D) the Participant’s commission of, plea of guilty, nolo contendere, or plea in abeyance to, or acceptance of a deferred adjudication or probated sentence with respect to, a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (E) the Participant’s willful violation of a material policy or code of conduct of the Company, including without limitation its Insider Trading Policy or Code of Ethics or any policy with respect to discrimination, sexual harassment, or sexual abuse; or (F) the Participant’s material breach of any material obligation under any written agreement between the Participant and the Company, including, but not limited to any restrictive covenant agreement.

(ii)            “Disability” shall mean (A) the Participant’s inability, due to physical or mental incapacity, to substantially perform the Participant’s duties and responsibilities with the Company or any Affiliate for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; or (B) the Participant’s eligibility to receive long-term disability benefits under a long-term disability plan sponsored by the Company or any of its Affiliates.

(iii)           “Good Reason” shall mean the occurrence of any of the following without the Participant’s written consent (A) a material reduction in the Participant’s base salary (other than an across-the-board reduction similarly affecting all or substantially all similarly-situated employees, Directors or Consultants (as applicable) of the Company or an Affiliate); (B) with respect to Participants who are employees, a relocation of the Participant’s principal place of employment as of the Grant Date by more than fifty (50) miles; or (C) a material diminution in the Participant’s title or the nature or scope of the Participant’s duties and responsibilities (other than a temporary diminution by reason of the Participant’s physical or mental incapacity or an administrative leave for the purpose of investigating whether a Cause event has occurred). The Participant cannot terminate the Participant’s employment (or other service relationship) for Good Reason unless the Participant provides written notice to the Company of the event or circumstance constituting Good Reason within sixty (60) days of the initial existence of such event or circumstance, the Company fails to cure such event or circumstance within thirty (30) days after receipt of such written notice, and the Participant terminates the Participant’s employment (or other service relationship) within 120 days after the first occurrence of the applicable event or circumstances.

4.             Forfeiture. Except to the extent otherwise provided in Section 3, upon termination of the Participant’s Continuous Service with the Company and its Affiliates, any Restricted Shares as to which the Restriction Period has not then lapsed shall be automatically and irrevocably forfeited by the Participant, and such Restricted Shares shall thereupon be transferred to the Company at no cost to the Company, and the Participant shall then have no rights or entitlement to any payment or consideration thereto.

5.              Rights as Shareholder. Except with respect to the restrictions set forth in Section 2 above, following the date of this Agreement and upon the issuance to the Participant of Restricted Shares hereunder, the Participant shall have all the rights of a shareholder of Common Stock with respect to such Restricted Shares, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

6.              Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation hereunder to issue or deliver shares of Common Stock shall be subject to the terms of the Plan, all applicable federal, state, and local laws, rules and regulations (including state blue sky laws, rules and regulations) and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall have the right to impose restrictions on any Restricted Shares as it deems necessary or advisable under such laws, rules and regulations.

7.              Participant Representations. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors, and not on any statements or representations of the Company or any of its agents, if any, made to the Participant. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own liability arising as a result of the transactions contemplated by this Agreement.

8.             Tax Matters.

(a)           Withholding Taxes. If any withholding is required with respect to the Shares, the Company shall have the right to require the Participant to remit such withholding tax to the Company or an Affiliate, or to withhold from other amounts payable to the Participant (as compensation or otherwise), the maximum statutory amount required to satisfy all federal, state and local income tax withholding requirements and the Participant’s share of applicable employment withholding taxes (including, without limitation, any such income or employment taxes resulting from the issuance or Vesting of the Restricted Shares).

(b)           Section 83(b) Election. The Participant hereby acknowledges that the Participant has been informed that, with respect to the Restricted Shares, the Participant may file an election with the Internal Revenue Service, within 30 days of the date on which the Restricted Shares are granted, electing pursuant to Section 83(b) (“Section 83(b)”) of the Internal Revenue Code of 1986, as amended (the “Code”) to be taxed currently on the Fair Market Value on the date of issuance. Absent such an election, taxable income will be measured and recognized by the Participant at the time or times at which the forfeiture restrictions on the Restricted Shares lapse. The Participant is strongly encouraged to seek the advice of his or her own tax consultant in connection with the issuance of the Restricted Shares and the Participant’s decision whether to file a Section 83(b) election. THE PARTICIPANT ACKNOWLEDGES THAT IT THE PARTICIPANT’S SOLE RESPONSIBILITY TO TIMELY FILE ANY SECTION 83(b) ELECTION, AND THE COMPANY WILL NOT MAKE SUCH FILING ON THE PARTICIPANT’S BEHALF. If the Participant files a Section 83(b) election, the Participant shall promptly furnish the Company with a copy of the election. A form of election under Section 83(b) is attached hereto as Exhibit A for reference.

(c)            Section 409A. This Agreement is intended to be exempt from, or comply with, Section 409A of the Code (“Section 409A”). If any provision of the Plan or this Agreement fails to satisfy the requirements for compliance with, or exemption from, Section 409A, the Company may, in its sole discretion and without the Participant’s consent, modify such provision to the extent necessary to so comply. Nothing in this Section 10(c) or elsewhere in this Agreement transfers to the Company the obligation to pay any tax, interest or penalty incurred by the Participant in connection with the Restricted Shares (including any tax or penalty incurred as a result of a violation of Section 409A) or creates any obligation on the part of the Company to modify the Plan or this Agreement. To the extent necessary to avoid any tax or penalty under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. Any installment payment required under this Agreement (and any dividend paid with respect to the Restricted Shares) shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, the Participant is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)). No payment under this Agreement that constitutes deferred compensation subject to Section 409A shall be subject to offset by any other amount unless otherwise permitted by Section 409A.

9.              No Guarantee of Continued Service. The Participant acknowledges and agrees that (i) nothing in this Agreement or the Plan confers on the Participant any right to continue in an employment, consulting, directorship or other service relationship with the Company, nor shall it affect in any way the Participant’s right or the Company’s right to terminate the Participant’s employment, consulting, directorship or other service relationship at any time, with or without cause, subject to any employment or service agreement that may have been entered into by the Commpany and the Participant; and (ii) the Company would not have granted this Award to the Participant but for these acknowledgements and agreements.

10.            Further Assurances. The Participant agrees upon request to do all such reasonable acts and things and execute any further reasonable documents or instruments reasonably requested by the Company to carry out the purposes or intent of this Agreement and to facilitate the sale or other disposition of the Restricted Shares pursuant to this Agreement and/or to comply with all applicable federal, state, blue sky and local laws, rules and regulations and to obtain any necessary or desirable approvals by any governmental agencies or national securities exchanges.

11.           Opportunity for Review. The Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement. The Participant further agrees to notify the Company upon any change in the Participant’s residence address.

12.           Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Participant at his or her address contained in the records of the Company. Alternatively, notices and other communications may be provided in the form and manner of such electronic means as the Company may permit.

13.           Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. In the event of any conflict between this Agreement and the Plan, the Plan shall be controlling unless explicitly specified otherwise herein. This Agreement shall be construed under the laws of the State of California, without regard to conflict of laws principles.

14.           Binding Effect; Equitable Relief. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective permitted successors, assigns, heirs, beneficiaries and representatives. The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

15.           Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Shares and the Participant’s participation in the Plan (including any prospectuses, annual reports and other information required to be delivered by applicable securities laws, rules and regulations), or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.           Construction; Waiver; Severability. The headings in this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement. Any right of the Company in this Agreement may be waived in writing by the Board or the Compensation Committee of the Board. No waiver or any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. If any provision of this Agreement is held to be unenforceable or invalid, the remaining provisions shall be severable and enforceable to the extent permitted by law.

17.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FIVE STAR BANCORP

By:
Name:
Title:

PARTICIPANT

Name:

EXHIBIT A

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the “Regulations”), to include in gross income for the taxpayer’s current taxable year the fair market value of the property described below (less any consideration paid for such property, if applicable) at the time of the transfer. In connection with this election, the undersigned taxpayer hereby supplies the following information:

1.	The name, address and taxpayer identification number of the undersigned are:

Name:
Address:

Social Security Number: _______ – _____ – _________

2.	The election is being made with respect to ________ shares of common stock (the “Stock”) of Five Star Bancorp., a California corporation (the "Company").
3.	The date on which the Stock was transferred to the undersigned was ______________, 20____. The taxable year for which this election is being made is calendar year 20____.
4.	The property is subject to the following restrictions:

The above-mentioned shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in such agreement.

5.	The fair market value of the Stock at the time of transfer (determined without regard to any lapse restriction, as defined in §1.83-3(i) of the Regulations) was $ [_____].
6.	The undersigned did not pay any amount for the Stock. Therefore, $ [______] (the full fair market value of the Stock stated above) is includible in the undersigned's gross income as compensation for services.
7.	A copy of this election has been furnished to the Company as required by §1.83-2(d) of the Regulations.

Dated: ________________________
[taxpayer signature]

INSTRUCTIONS FOR FILING SECTION 83(b) ELECTION

Attached is a form of election under Section 83(b) of the Internal Revenue Code. If you wish to make such an election, you should complete, sign and date the election and then proceed as follows:

1.	Execute three counterparts of your completed election, retaining at least one copy for your records.

2.	Send one counterpart to the Internal Revenue Service Center office where you will file your federal income tax return for the current calendar year, via certified mail with return receipt requested. THE ELECTION SHOULD BE SENT IMMEDIATELY, AS YOU ONLY HAVE 30 DAYS FROM THE DATE ON WHICH THE RESTRICTED SHARES ARE TRANSFERRED WITHIN WHICH TO MAKE THE ELECTION. NO WAIVERS, LATE FILINGS OR EXTENSIONS ARE PERMITTED. THIS ELECTION CANNOT BE REVOKED WITHOUT THE CONSENT OF THE IRS.

3.	Deliver one counterpart of the completed election to the Company for its files.

4.	Retain one copy for your records.